American Physicians Capital, Inc. Reports First Quarter 2008 Results

EAST LANSING, MI -- 05/01/2008 -- American Physicians Capital, Inc. (APCapital) (NASDAQ: ACAP) today announced net income of $11.4 million or $1.13 per diluted common share for the first quarter of 2008. This compares to net income of $10.5 million, or $.90 per diluted common share for the first quarter of 2007. At March 31, 2008, APCapital's book value per share was $26.53 based on 9,733,252 shares outstanding.

"APCapital continues to return its excess capital to shareholders through stock repurchases," said President and Chief Executive Officer R. Kevin Clinton. "During the first quarter, APCapital repurchased 404,000 shares at an average cost of $42.93 per share."

"Our book-of-business continued to produce solid financial results," stated Clinton. "Loss development trends continued to be favorable, resulting in $8.4 million of positive reserve development in the first quarter. Reported claims were again low at 232 for the first quarter, down 6.1% from the first quarter of 2007, and severity remained stable."

Clinton continued, "I am also pleased to report that in March 2008 A.M. Best Co. upgraded the financial strength rating of our primary subsidiary, American Physicians Assurance Corporation, to A- (Excellent) from B++ (Good) and revised our outlook to stable from positive. This upgrade was a reflection of the successful implementation of our strategic business initiatives."

Reaffirm Annual Guidance for 2008

"If the current trends in frequency, severity and pricing continue to be experienced in our book of business through 2009, we believe our Company will report operating earnings of at least $4.25 per diluted share in 2008, and even higher earnings per diluted share in 2009," said Clinton.

The guidance and related assumptions are subject to the risks and uncertainties outlined in the Company's Forward-Looking Statements section of this press release.

  Consolidated Income Statement
  (Dollars in thousands)

                                                        Three Months Ended
                                                            March 31,
                                                        ------------------
                                                          2008      2007
                                                        --------  --------

Direct Premiums Written                                 $ 33,671  $ 36,302
                                                        ========  ========

Net Premiums Written                                    $ 32,175  $ 34,894
                                                        ========  ========

Net Premiums Earned                                     $ 31,647  $ 35,032
Incurred Loss and Loss Adjustment Expenses:
  Current Accident Year Losses                            24,618    26,627
  Prior Year Losses                                       (8,420)   (4,265)
                                                        --------  --------
  Total                                                   16,198    22,362

Underwriting Expenses                                      7,016     7,361
                                                        --------  --------
  Underwriting Income                                      8,433     5,309
Investment Income                                          9,957    11,177
Other Income (1)                                            (593)      211
Other Expenses                                            (1,217)   (1,295)
                                                        --------  --------
  Pre-tax Income                                          16,580    15,402
Federal Income Taxes                                       5,206     4,897
                                                        --------  --------
  Net Income                                            $ 11,374  $ 10,505
                                                        ========  ========

Loss Ratio:
  Current Accident Year                                     77.8%     76.0%
  Prior Year Development                                   -26.6%    -12.2%
  Calendar Year                                             51.2%     63.8%

Underwriting Expense Ratio                                  22.2%     21.0%

Combined Ratio                                              73.4%     84.8%

(1) Includes realized gains and losses

Direct premiums written were $33.7 million in the first quarter of 2008, down $2.6 million or 7.2% from the same period a year ago. The decline in direct premiums written for the quarter was primarily the result of rate decreases in our Illinois and Ohio markets due to competitive pressures. We insured 9,186 physicians at March 31, 2008, down slightly from 9,217 insureds at year end 2007.

Net premiums earned in the first quarter of 2008 were down $3.4 million or 9.7% from the first quarter of 2007. The decline in net premiums earned was greater than the declines in direct premiums written due to the lag between premiums written and earned and a slight increase in the percentage of reinsurance premiums ceded. The reinsurance terms for 2008 are essentially the same as last year whereby we retain the first $1.0 million of loss.

The 2008 first quarter loss ratio was 51.2% with $8.4 million of positive development from prior accident years. For the three months ended March 31, 2007, the loss ratio was 63.8% with $4.3 million of positive prior year development. On an accident year basis, the loss ratio in the first quarter of 2008 was 77.8%, up slightly from the 76.0% reported in the first quarter of 2007.

Claim frequency continued to be at historically low levels. The number of claims reported in the first quarter of 2008 was 232 down 6.1% from 247 reported in the first quarter of 2007. Our open claim count fell 4.0% from December 31, 2007 to 1,672 outstanding claims at March 31, 2008, and our average paid claims have remained relatively flat since 2002.

We remain committed to careful reserving practices. Our average net case reserve increased to $148,600 at March 31, 2008 from $144,800 at December 31, 2007. In the first quarter of 2008 we added $3.9 million to medical professional incurred but not reported reserves.

The underwriting expense ratio increased slightly in the first quarter of 2008 to 22.2% from 21.0% in the first quarter of 2007. The increase in the underwriting expense ratio was principally the result of our lower premium rates and volume. Other expenses in the first quarter of 2008 were approximately the same as a year ago.

Investments

Investment income was $10.0 million in the first quarter of 2008, down from the $11.2 million for the same period in 2007. The overall investment yield decreased from 5.1% in the first quarter 2007 to 4.7% in the first quarter of 2008. These decreases are primarily attributable to our increased position in tax-exempt securities, and the recent decline in short-term interest rates.

Balance Sheet and Equity Information

APCapital's total assets were $1.04 billion at March 31, 2008, down $13.6 million from December 31, 2007. At March 31, 2008, the Company's total shareholders' equity was $258.2 million, down $5.3 million from December 31, 2007. The decrease in shareholders' equity is a result of the $11.4 million of net income for the first quarter of 2008 being offset by the Company utilizing $17.3 million of equity to repurchase its common shares and $979,000 to pay the first quarter dividend.

Capital Management

In the first quarter of 2008, APCapital repurchased 404,000 shares at an average cost of $42.93 per share. APCapital has the following outstanding share repurchase authorizations:

                       Type of               (In thousands)
Date Approved         Repurchase          Amount        Amount
By Board                 Plan           Authorized   Remaining (2)
----------------     -------------     ------------- -------------
October 27, 2006       Rule 10b5-1     $      32,000 $      12,317
October 29,2007        Rule 10b5-1     $      20,000 $      20,000
February 7, 2008     Discretionary (1) $      25,000 $      21,761
                                       ------------- -------------
                                       $      77,000 $      54,078
                                       ============= =============

(1) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the Company's normal trading windows.

(2) As of March 31, 2008.

The share repurchase program remains an integral part of APCapital's capital management program. APCapital seeks to maintain an optimal, but flexible, level of capital during this softer market cycle.

In the first quarter of 2008, the Board of Directors declared a first quarter cash dividend of $0.10 per common share, which was paid to shareholders on March 31, 2008. Today, APCapital's Board of Directors declared a second quarter cash dividend of $0.10 per common share payable on June 30, 2008 to shareholders of record on June 13, 2008.

Conference Call

APCapital's website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2008 first quarter results on May 2, 2008 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to APCapital's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 40750745. The replay will be available through 11:59 p.m. Eastern time on May 7, 2008.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statements

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. These forward-looking statements represent our outlook only as of the date of this release. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the following:

--  increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
--  our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
--  an interruption or change in current marketing and agency relationships could reduce the amount of premium we are able to write;
--  if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
--  our geographic concentration in certain Midwestern states and New
    Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
--  a downgrade in the A.M. Best Company financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write;
--  changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
--  the unpredictability of court decisions could have a material adverse financial impact on our business operations if the amount of the award is expanded beyond the intended insurance coverage;
--  our business could be adversely affected by the loss of one or more of our key employees;
--  the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business, our ability to obtain future premium rate increases, the type and amount of our investments, the levels of capital and surplus deemed adequate to protect policyholder interests, or the ability of our insurance subsidiaries to pay dividends to the holding company;
--  our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future dividends and share repurchases;
--  legislative or judicial changes in the tort system may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;
--  applicable law and certain provisions in our articles and bylaws may prevent and discourage unsolicited attempts to acquire our Company that may be in the best interest of our shareholders or that might result in a substantial profit to our shareholders;
--  any other factors listed or discussed in the reports filed by
    APCapital with the Securities and Exchange Commission under the Securities
    Exchange Act of 1934.

Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

APCapital uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, APCapital's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, APCapital believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of APCapital's underlying insurance operations.

In addition to APCapital's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate APCapital's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, APCapital believes that the current estimates are reasonable.

Summary Financial Information
American Physicians Capital, Inc.

Balance Sheet Data                                March 31,   December 31,
                                                    2008          2007
                                                ------------- -------------
                                                (In thousands, except per
                                                        share data)
Assets:
 Available-for-sale - bonds                     $     257,469 $     262,301
 Held-to-maturity - bonds                             478,502       497,662
 Other invested assets                                 11,334        11,487
 Cash and cash equivalents                            102,965        87,498
                                                ------------- -------------
  Cash and investments                                850,270       858,948

 Premiums receivable                                   33,322        35,542
 Reinsurance recoverable                              104,791       106,961
 Deferred federal income taxes                         20,557        22,439
 Other assets                                          34,878        33,572
                                                ------------- -------------
  Total assets                                  $   1,043,818 $   1,057,462
                                                ============= =============

Liabilities and Shareholders' Equity:
 Unpaid losses and loss adjustment expenses     $     661,384 $     664,117
 Unearned premiums                                     60,920        60,080
 Long-term debt                                        30,928        30,928
 Other liabilities                                     32,344        38,780
                                                ------------- -------------
  Total liabilities                                   785,576       793,905

 Common stock                                               -             -
 Additional paid-in-capital                                 -             -
 Retained earnings                                    250,776       257,502
 Accumulated other comprehensive income:
  Net unrealized gains on investments,
   net of deferred federal income taxes                 7,466         6,055
                                                ------------- -------------
 Shareholders' equity                                 258,242       263,557
                                                ------------- -------------
  Total liabilities and shareholders' equity    $   1,043,818 $   1,057,462
                                                ============= =============

Shares outstanding                                      9,733        10,128
Book value per share                            $       26.53 $       26.02

Summary Financial Information
American Physicians Capital, Inc.

Income Statement
                                                    Three Months Ended
                                                        March 31,
                                                --------------------------
                                                    2008          2007
                                                ------------  ------------
                                                (In thousands, except per
                                                        share data)
Direct premiums written                         $     33,671  $     36,302
                                                ============  ============
Net premiums written                            $     32,175  $     34,894
                                                ============  ============
Net premiums earned                             $     31,647  $     35,032
Investment income                                      9,957        11,177
Net realized losses                                     (782)           (2)
Other income                                             189           213
                                                ------------  ------------
  Total revenues                                      41,011        46,420

Losses and loss adjustment expenses                   16,198        22,362
Underwriting expenses                                  7,016         7,361
Other expenses                                         1,217         1,295
                                                ------------  ------------
  Total expenses                                      24,431        31,018
                                                ------------  ------------

  Income before income taxes                          16,580        15,402
Federal income tax expense                             5,206         4,897
                                                ------------  ------------
Net income                                      $     11,374  $     10,505
                                                ============  ============

Adjustments to reconcile net income to
 operating income:
 Net income                                     $     11,374  $     10,505
  Addback:
   Net realized losses, net of tax                       508             1
                                                ------------  ------------
 Net operating income                           $     11,882  $     10,506
                                                ============  ============

Ratios:

Loss ratio (1)                                          51.2%         63.8%
Underwriting ratio (2)                                  22.2%         21.0%
Combined ratio (3)                                      73.4%         84.8%

Earnings per share data:

Net income
    Basic                                       $       1.15  $       0.92
    Diluted                                     $       1.13  $       0.90

Net operating income
    Basic                                       $       1.20  $       0.92
    Diluted                                     $       1.18  $       0.90

Basic weighted average shares outstanding              9,916        11,435
Diluted weighted average shares outstanding           10,110        11,648

(1)  The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.
(2)  The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.
(3)  The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
American Physicians Capital, Inc.

Selected Cash Flow Information
                                                      For the Three Months
                                                              Ended
                                                            March 31,
                                                      --------------------
                                                        2008       2007
                                                      ---------  ---------
                                                         (In thousands)
Net cash from operating activities                    $  12,808  $  13,292
                                                      =========  =========

Net cash from investing activities                    $  23,581  $  11,340
                                                      =========  =========

Net cash for financing activities                     $ (20,922) $ (13,890)
                                                      =========  =========

Net increase in cash and cash equivalents             $  15,467  $  10,742
                                                      =========  =========

American Physicians Capital, Inc.
Supplemental Statistics
Medical Professional Liability

                                    Reported    Net Premium
Three Months Ended                Claim Count      Earned
------------------                ------------  ------------
                                               (In thousands)
March 31, 2008                             232  $     31,657
December 31, 2007                          245        33,471
September 30, 2007                         191        35,517
June 30, 2007                              269        34,896
March 31, 2007                             247        35,034
December 31, 2006                          267        37,051
September 30, 2006                         297        37,774
June 30, 2006                              296        37,517
March 31, 2006                             308        37,448

                                                              Average Net
                                                Average Net    Paid Claim
                                               Case Reserve   (Trailing
                                      Open        Per Open    Four Quarter
Three Months Ended                 Claim Count     Claim        Average)
------------------                ------------  ------------  ------------

March 31, 2008                           1,672  $    148,600  $     63,100
December 31, 2007                        1,741       144,800        67,500
September 30, 2007                       1,913       144,200        70,400
June 30, 2007                            2,124       136,200        69,600
March 31, 2007                           2,200       138,800        56,600
December 31, 2006                        2,256       137,900        59,100
September 30, 2006                       2,347       138,800        57,600
June 30, 2006                            2,558       136,300        63,000
March 31, 2006                           2,976       120,400        78,800
December 31, 2005                        2,991       122,400        75,900
September 30, 2005                       3,109       119,100        67,900
June 30, 2005                            3,211       116,300        68,200
March 31, 2005                           3,344       114,900        65,200

                                               Retention Ratio
                                  ----------------------------------------
                                  Three Months                Three Months
                                      Ended     Year Ended       Ended
                                    March 31,   December 31,    March 31,
                                       2008         2007          2007
                                  ------------  ------------  ------------
Michigan                                    88%           85%           88%
Illinois                                    87%           82%           78%
Ohio                                        90%           88%           87%
New Mexico                                  88%           88%           91%
Kentucky                                    90%           86%           86%
  Total (all states)                        88%           85%           87%

Contact:
Ann Storberg
Investor Relations
(517) 324-6629